As filed with the Securities and Exchange Commission on March 23, 2016

Registration No. 333-196287

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TimkenSteel Corporation

(Exact name of Registrant as specified in its charter)

Ohio	3312	46-4024951
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

1835 Dueber Ave., SW,

Canton, Ohio 44706

(330) 471-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank A. DiPiero

Executive Vice President, General Counsel and Secretary

TimkenSteel Corporation

1835 Dueber Ave., SW

Canton, Ohio 44706

(330) 471-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Solecki

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

(216) 586-3939

Fax: (216) 579-0212

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

EXPLANATORY NOTE

The registrant is filing this Post-Effective Amendment No. 2 to Form S-1 (this “Post-Effective Amendment No. 2”) to update its Registration Statement on Form S-1 (Registration No. 333-196287) (the “Registration Statement”) to incorporate by reference the audited consolidated financial statements and the notes thereto that were included in the registrant’s Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended December 31, 2015, which the registrant filed with the Securities and Exchange Commission (the “SEC”) on February 29, 2016, and to update certain other information contained herein, pursuant to the undertakings in Item 17 of the Registration Statement.

The registrant filed the Registration Statement with the SEC on May 27, 2014 and Pre-Effective Amendment No. 1 thereto on June 18, 2014. The SEC declared the Registration Statement effective on June 27, 2014. The registrant filed Post-Effective Amendment No. 1 to the Registration Statement on March 5, 2015, which the SEC declared effective on March 11, 2015. The registrant filed the Registration Statement to register common shares of the registrant that may be acquired by participants in the TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan (the “Plan”) upon the exercise of certain options to purchase the registrant’s common shares and upon vesting of certain restricted shares, performance shares, restricted stock units and deferred share awards (collectively, the “awards”) issued pursuant to the Plan.

As set forth in the Annual Report:

•

On June 30, 2014, the registrant completed its spinoff from The Timken Company (“Timken”). In connection with the spinoff, Timken transferred to the registrant all of the assets and generally all of the liabilities related to its steel business and distributed 100% of the registrant’s outstanding common shares to Timken shareholders who were shareholders of record of Timken on the record date for the spinoff; and

•	On July 1, 2014, the registrant’s common shares commenced regular-way trading on the New York Stock Exchange under the symbol “TMST.”

The information included in this filing updates and supplements this Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary and Subject to Completion, dated March 23, 2016

Prospectus

TimkenSteel Corporation

TimkenSteel Corporation

2014 Equity and Incentive Compensation Plan

Common Shares

(without par value)

The 650,000 common shares covered by this prospectus may be acquired by participants in the TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan, which we refer to as the 2014 Plan, upon the exercise of certain options to purchase our common shares and upon vesting of certain restricted shares, performance shares, restricted stock units and deferred share awards (collectively, “awards”) issued pursuant to the 2014 Plan. All awards are subject to the terms of the 2014 Plan and the applicable award agreement. Any proceeds received by us from the exercise of stock options covered by the 2014 Plan will be used for general corporate purposes.

Recent Developments

We have incorporated by reference into this prospectus the Annual Report on Form 10-K of TimkenSteel Corporation for the fiscal year ended December 31, 2015. The information incorporated by reference to this prospectus updates and supplements TimkenSteel Corporation’s prospectus dated June 27, 2014, relating to the common shares issuable pursuant to the 2014 Plan.

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors “ beginning on page 3.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2016

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to incorporate by reference the information contained in documents that we file with them. We are incorporating by reference into this prospectus the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 that we filed with the SEC on February 29, 2016; and

•	Our Current Reports on Form 8-K filed with the SEC on January 7, 2016 and January 8, 2016.

By incorporating documents by reference into this prospectus, we can disclose important information to you by referring you to such documents, which are considered part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We post on our Investor Relations website (http://investors.timkensteel.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. Copies of any of these documents may be obtained free of charge through our website or by requesting a copy by writing to: TimkenSteel Corporation, 1835 Dueber Avenue, SW, Canton, Ohio 44706, Attn: Secretary.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding the Company at www.sec.gov.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

PROSPECTUS SUMMARY

The following is a summary of some of the information contained in this prospectus. This summary does not contain all the details concerning TimkenSteel Corporation, the securities offered hereby or other information that may be important to you. We urge you to read this entire document and documents incorporated herein by reference carefully. Unless we otherwise state or the context otherwise indicates, all references in this prospectus to “TimkenSteel,” “us,” “our,” or “we” mean TimkenSteel Corporation, and all references to “Timken” mean The Timken Company and its subsidiaries, except that, for all periods following the spinoff, such references exclude TimkenSteel.

Our Company

We were incorporated in Ohio on October 24, 2013, and became an independent, publicly-traded company as the result of a spinoff from Timken on June 30, 2014. In the spinoff, Timken transferred to us all of the assets and generally all of the liabilities related to its steel business.

TimkenSteel traces its roots back to The Timken Roller Bearing Company, which was founded in 1899 by carriage-maker/inventor Henry Timken and his two sons. By 1913, the company launched its first formal research facility, centered on improving the quality of the raw materials used to make its bearings. Early research demonstrated the superiority of bearing steel made in electric-arc furnaces (rather than existing Bessemer and open hearth processes), and that finding, coupled with a desire to ensure a dependable supply of premium steel in the years leading into World War I, led to the decision to competitively produce steel in-house. When The Timken Roller Bearing Company’s Canton, Ohio steel plant became operational in 1917, it included one of the largest electric arc-furnace facilities in the country.

We manufacture alloy steel, as well as carbon and micro-alloy steel, with an annual melt capacity of approximately two million tons. Our portfolio includes special bar quality, or SBQ, bars, seamless mechanical tubing and precision steel components. In addition, we supply machining and thermal treatment services, as well as manage raw material recycling programs, which are used as a feeder system for our operations. We focus on research and development to devise solutions to our customers’ toughest engineering challenges and then leverage those answers into new product offerings.

Based on our knowledge of the steel industry, we believe we are the only focused SBQ steel producer in North America and have the largest SBQ steel large bar (6 inch diameter and greater) production capacity among the North American steel producers. In addition, we are the only steel manufacturer with capabilities of developing SBQ steel large bars up to 16-inches in diameter. SBQ steel is made to restrictive chemical compositions and high internal purity levels and is used in critical mechanical applications. We make these products from nearly 100% recycled steel, using our expertise in raw materials to create custom steel products with a competitive cost structure similar to that of a high-volume producer. We focus on creating tailored products and services for our customers’ most demanding applications. Our engineers are experts in both materials and applications, so we can work closely with each customer to deliver flexible solutions related to our products as well as to their applications and supply chains. We believe our unique operating model and production assets give us a competitive advantage in our industry.

Our recent capital investments are expected to significantly strengthen our position as a leader in providing differentiated solutions for the energy, industrial and automotive market sectors, while enhancing our operational performance and customer service capabilities. In October 2014, we cast our first heat on the world’s largest jumbo bloom vertical caster. The new caster will improve yield by approximately 15%, increase annual finished ton capacity by up to 125,000 tons and expand our product range servicing the energy and industrial market sectors by providing large bar capabilities unique in the United States.

RISK FACTORS

An investment in our common shares involves risk. We urge you to carefully consider the risks and other information described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated herein by reference, and in other filings we make with the SEC. Any of the risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition.

USE OF PROCEEDS

Any proceeds received by us from the exercise of stock options covered by the 2014 Plan will be used for general corporate purposes. These proceeds represent the exercise prices for the stock options.

DESCRIPTION OF CAPITAL STOCK

Introduction

In the discussion that follows, we have summarized the material provisions of our articles of incorporation and regulations relating to our capital stock. This discussion is subject to the relevant provisions of Ohio law and is qualified in its entirety by reference to our articles of incorporation and regulations. You should read the provisions of our articles of incorporation and regulations as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital Stock

Our authorized capital stock consists of 200,000,000 common shares and 10,000,000 preferred shares, issuable in series.

Each authorized common share is without par value. The authorized preferred shares are without par value. As of December 31, 2015, 44,192,452 of our common shares were issued and outstanding and none of our preferred shares were issued and outstanding.

Common Shares

Subject to the restrictions described below, the holders of our common shares are entitled to receive dividends from funds legally available when, as and if declared by our board of directors and, upon our liquidation, dissolution or winding up, are entitled to receive pro rata our net assets after satisfaction in full of the prior rights of our creditors and holders of any preferred shares.

Each of our common shares entitles its holder to one vote in the election of each director and on all other matters voted on generally by our shareholders. None of our common shares affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred shares, in the amendment or amendments creating the series of preferred shares, the right to vote on the election of directors or any questions affecting our company.

Holders of our common shares have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common shares. All of our outstanding common shares are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred shares that we may designate and issue in the future.

Preferred Shares

At the direction of our board of directors, without any action by the holders of our common shares, we may issue one or more series of preferred shares from time to time. Our board of directors can determine the number of shares of each series of preferred shares and the designation and relative, participating, optional or other special powers, preferences or qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, pre-emptive rights, terms of redemption and liquidation preferences, of each series.

We believe that the ability of our board of directors to issue one or more series of our preferred shares will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. Our authorized preferred shares, as well as our common shares, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed or traded. If the approval of our shareholders is not required for the issuance of our preferred shares or our common shares, our board may determine not to seek shareholder approval.

The existence of undesignated preferred shares may enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of our common shares. For example, we could grant holders of preferred shares the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred shares could affect the residual value of the common shares. As a result, the issuance of preferred shares, or the issuance of rights to purchase preferred shares, may discourage an unsolicited acquisition proposal or may materially and adversely affect the market price of our common shares or any existing preferred shares.

Limitation on Directors’ Liability

Ohio law provides that a corporation may indemnify directors, officers, employees and agents within prescribed limits, and must indemnify them under certain circumstances. Ohio law does not authorize payment by a corporation of judgments against a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee, or agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation’s articles of incorporation or regulations, or by contract, except with respect to the advancement of expenses to directors (as discussed in the next paragraph). The statutory right to indemnification is not exclusive under Ohio law, and Ohio corporations may, among other things, purchase insurance to indemnify such persons.

Ohio law also provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that such director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Our regulations limit the liability of the members of our board of directors by providing that we will indemnify, to the fullest extent permitted by law, any director who is party to an action, lawsuit or proceeding by reason of the fact that they are a director. However, we will not be required to indemnify a director if the action, lawsuit or proceeding was initiated by the director, unless the action, lawsuit or proceeding was initiated by the director to enforce their right to indemnification and it is finally adjudicated that they are entitled to indemnification.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our shareholders or management from bringing a lawsuit against our directors, even though such an action, if successful, might otherwise have benefited us and our shareholders.

Statutory Business Combination Provision

As an Ohio corporation, we are subject to Chapter 1704 and Section 1701.831 of the Ohio Revised Code and we have not opted out of the application of these provisions. For a further discussion, please see “Risk Factors–Provisions in our corporate documents and Ohio law could have the effect of delaying, deferring or preventing a change in control of us, even if that change may be considered beneficial by some of our shareholders” in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference.

Anti-Takeover Effects of Provisions of our Articles of Incorporation and Regulations

Pursuant to our articles of incorporation, our board of directors is divided, with respect to the terms for which the directors severally hold office, into three classes. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the whole board of directors, with the three-year term of office of one class of directors expiring each year. In addition, our regulations provide that our board of directors may fix the number of directors within a range of nine to 11 directors. These provisions will prevent our shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

The provisions of our regulations may be amended, to the extent permitted by law, by the directors or at a meeting of the shareholders by the affirmative vote of the shareholders of record entitling them to exercise a majority of the voting power on the proposal, if such proposal has been recommended by a vote of the directors then in office as being in the best interests of the company and its shareholders. The provisions of our articles of incorporation may be amended at a meeting of the shareholders by the affirmative vote of the shareholders of record entitling them to exercise two-thirds of the voting power on the proposal.

Our regulations contain advance-notice and other procedural requirements that apply to shareholder nominations of persons for election to our board of directors at any annual meeting of shareholders and to shareholder proposals that shareholders take any other action at any annual meeting. In the case of any annual meeting, a shareholder proposing to nominate a person for election to our board of directors or proposing that any other action be taken must give our corporate secretary written notice of the proposal not less than 90 days and not more than 120 days before the first anniversary of the date of the immediately preceding year’s annual meeting of shareholders. These shareholder proposal deadlines are subject to exceptions if the pending annual meeting date is more than 30 days prior to or more than 30 days after the first anniversary of the immediately preceding year’s annual meeting. Our regulations prescribe specific information that any such shareholder notice must contain. These advance-notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our shareholders.

As discussed above under “Description of Capital Stock-Preferred Shares,” our articles of incorporation authorize our board of directors, without the approval of our shareholders, to provide for the issuance of all or any preferred shares in one or more series and to determine the number of shares of each series of preferred shares and the designation and relative, participating, optional or other special powers, preferences or qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, pre-emptive rights, terms of redemption and liquidation preferences, of each series. The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could be used to discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred shares could adversely affect the voting power of our common shareholders.

In addition to the purposes described above, these provisions of our articles of incorporation and regulations are also intended to increase the bargaining leverage of our board of directors, on behalf of our shareholders, in any future negotiations concerning a potential change of control of our company. Our board of directors has observed that certain tactics that bidders employ in making unsolicited bids for control of a corporation, including hostile tender offers and proxy contests, have become relatively common in modern takeover practice. Our board of directors considers those tactics to be highly disruptive to a corporation and often contrary to the overall best interests of its shareholders. In particular, bidders may use these tactics in conjunction with an attempt to acquire a corporation at an unfairly low price. In some cases, a bidder will make an offer for less than all the outstanding capital stock of the target company, potentially leaving shareholders with the alternatives of partially liquidating their investment at a time that may be disadvantageous to them or retaining an investment in the target company under substantially different management with objectives that may not be the same as the new controlling shareholder. The concentration of control in our company that could result from such an offer could deprive our remaining shareholders of the benefits of listing on the NYSE and public reporting under the Exchange Act.

While our board of directors does not intend to foreclose or discourage reasonable merger or acquisition proposals, it believes that value for our shareholders can be enhanced by encouraging would-be acquirers to forego hostile or coercive tender offers and negotiate with the board of directors terms that are fair to all shareholders. Our board of directors believes that the provisions described above will (1) discourage disruptive tactics and takeover attempts at unfair prices or on terms that do not provide all shareholders with the opportunity to sell their shares at a fair price and (2) encourage third parties who may seek to acquire control of our company to initiate such an acquisition through negotiations directly with our board of directors. Our board of directors also believes these provisions will help give it the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner that assures fair treatment of our shareholders. Our board of directors recognizes that a takeover might in some circumstances be beneficial to some or all of our shareholders, but, nevertheless, believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure our company outweigh the disadvantages of discouraging those proposals.

Transfer Agent and Registrar

Wells Fargo Shareowner Services is the transfer agent and registrar for our common shares. Our shareholders can contact the transfer agent and registrar at:

Wells Fargo Shareowner Services

1110 CentrePoint Curve, Suite 101

Mendota Heights, MN 55120

Telephone 1-800-468-9716 or

(651) 450-4064 (outside the United States, Canada and Puerto Rico)

PLAN OF DISTRIBUTION

In connection with the spinoff, holders of Timken equity awards under Timken’s equity compensation programs received “Replacement Awards,” meaning they had those awards adjusted into an award based on Timken’s common shares and an award based on our common shares. The awards that are based on our common shares were granted by us under the 2014 Plan, in accordance with the terms of the employee matters agreement that we entered into with Timken in connection with the spinoff, and were made in substitution of, or in connection with stock options, restricted shares, performance shares, restricted stock units (other than strategic performance shares) and deferred share awards that were granted under a Timken equity compensation program. The registration statement of which this prospectus forms a part covers Replacement Awards that were granted to individuals who, at the time of the spinoff, were no longer employed by, or serving on the board of directors of, Timken and their donees, pledgees, permitted transferees, assignees, successors and others who come to hold any such Replacement Awards. The prospectus does not cover any Replacement Awards that were granted to any individual who, upon completion of the spinoff, was employed by or was serving on the board of directors of either Timken or TimkenSteel, or any other awards that we may grant under the 2014 Plan in the future.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

We have described below the material U.S. federal income tax consequences of participating in the 2014 Plan by participants who either are U.S. citizens or residents. This description is based upon an analysis of the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), currently in effect, and the regulations promulgated thereunder, all of which are subject to change. Awardees under the 2014 Plan also may be subject to state and local income taxes in the jurisdiction in which he or she works and/or resides, but we have not described such state and local income tax consequences of participating in the 2014 Plan, nor have we described the gift, estate inheritance, or Medicare tax consequences of participating in the 2014 Plan in this prospectus. The following description is only a summary. You should consult your personal tax advisor regarding the federal, state and local tax consequences to you of participating in the 2014 Plan.

Non-Qualified Stock Options

A participant will not recognize income upon the grant of a non-qualified stock option, including a TimkenSteel non-qualified stock option granted as a Replacement Award. In general, the participant will recognize ordinary income at the time of exercise equal to the excess of the fair market value of the underlying stock at the time of exercise over the exercise price. Upon a subsequent sale of the shares received upon exercise, any difference between the net proceeds on the sale and the fair market value of the shares on the date of exercise will be taxed as capital gain or loss (long- or short-term, depending on the holding period).

Incentive Stock Options

A participant will not recognize income upon the grant of an incentive stock option, including a TimkenSteel incentive stock option granted as a Replacement Award. In addition, a participant will not recognize income upon the exercise of an incentive stock option if he or she satisfies certain employment and holding period requirements. To satisfy the employment requirement, a participant must exercise the option not later than three months after he or she ceases to be an employee of TimkenSteel (one year if he or she is disabled). To satisfy the holding period requirement, a participant must hold the optioned stock more than two years from the grant of the option and more than one year after the transfer of the stock to him or her. In the case of a Replacement Award, the one-year and two-year holding period requirements are measured from the date on which Timken granted the underlying Timken incentive stock option. If these requirements are satisfied, on the sale of such stock, the participant will be taxed on any gain, measured by the difference between the participant’s basis in such shares and the net proceeds of the sale, at long-term capital gain rates.

If TimkenSteel common shares acquired upon the timely exercise of an incentive stock option are sold, exchanged, or otherwise disposed of without satisfying the holding period requirement (a “disqualifying disposition”), the participant will, in the usual case, recognize ordinary income at the time of disposition equal to the excess of the fair market value of the common shares at the time of exercise over the exercise price. Any gain in excess of that amount will either be long-term or short-term capital gain depending on the holding period. Upon a disqualifying disposition that constitutes a sale or exchange with respect to which any loss (if sustained) would be recognized, the amount includible in ordinary income will be limited to the excess, if any, of the net amount realized on the sale or exchange over the participant’s basis in such shares. In general, such a disposition is a transaction with an unrelated third party that is not subject to the wash-sale provisions of the Code.

Individuals are subject to an alternative minimum tax based upon an expanded tax base to the extent such tax exceeds the regular tax liability. The alternative minimum tax is imposed on alternative minimum taxable income in excess of an exemption amount. Alternative minimum taxable income generally is the taxpayer’s taxable income, increased or decreased by certain adjustments and increased by certain preferences. Incentive stock options are generally treated for alternative minimum tax purposes in a manner similar to the regular tax treatment of non-qualified stock options. For example, upon the exercise of an incentive stock option, the amount of the spread will be included in alternative minimum taxable income, and the basis of the stock will equal its fair market value when the option is exercised. A tax credit may be available in a subsequent taxable year for some or all of any alternative minimum tax paid.

Options otherwise qualifying as incentive stock options will be treated as non-qualified stock options to the extent that the aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all of our plans and any of our subsidiaries’ plans) exceeds $100,000. This rule is applied by taking the options into account in the order granted.

Appreciation Rights

A participant will not recognize income upon the grant of an appreciation right, including a TimkenSteel appreciation right granted as a Replacement Award. When the appreciation right is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted TimkenSteel common shares received on the exercise. The term “unrestricted TimkenSteel common shares” includes shares that are subject only to restrictions on transfer.

Restricted Shares

A participant will not recognize income upon the receipt of restricted shares, including TimkenSteel restricted shares granted as a Replacement Award, unless the participant makes an election under Section 83(b) of the Code, or a Section 83(b) Election, within 30 days after the transfer of the shares to him or her to have such shares taxed to him or her as ordinary income at their fair market value on the date of transfer less the amount, if any, paid by him or her. In the case of a Replacement Award, the Section 83(b) Election must have been filed within 30 days after the initial grant of the underlying Timken restricted shares.

If the participant makes a Section 83(b) Election, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such shares (determined without regard to the restrictions imposed) at the time of transfer over any amount paid by the participant therefor. If a participant makes a Section 83(b) Election with respect to common shares that are subsequently forfeited, he or she will not be entitled to deduct any amount previously included in income by reason of such election. If a participant does not make a Section 83(b) Election, he or she will recognize ordinary income in the year or years in which the restrictions terminate, in an amount equal to the excess, if any, of the fair market value of such shares on the date the restrictions expire or are removed over any amount paid by the participant therefor. If a Section 83(b) Election has not been made, any unrestricted dividends received with respect to common shares subject to restrictions will be treated as additional compensation income and not as dividend income.

Deferred Shares, including Restricted Stock Units

No income generally will be recognized upon the award of deferred shares, including a TimkenSteel deferred share granted as a Replacement Award. The recipient of a deferred share award generally will recognize ordinary income in an amount equal to the aggregate amount of any cash received and the fair market value of unrestricted TimkenSteel common shares received on the date that such cash and shares are transferred to the recipient under the award (reduced by any amount paid by the recipient for such deferred shares), and the capital gains/loss holding period for any shares will also commence on such date.

General Matters

Dividend equivalents, if any, awarded with respect to grants under the 2014 Plan and paid in cash or unrestricted common shares will be taxed to a participant at ordinary income rates when received by the participant.

To the extent that a participant recognizes ordinary income in the circumstances described above, the participant’s employer, either TimkenSteel or Timken, generally will be entitled to a corresponding deduction provided, among other things, that such deduction meets the test of reasonableness, is an ordinary and necessary business expense, is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code and is not an “excess parachute payment” within the meaning of Section 280G of the Code.

Compliance with Section 409A of the Code

To the extent applicable, it is intended that the 2014 Plan and any grants made under it comply with the provisions of Section 409A of the Code. Failure to comply with Section 409A of the Code may subject participants to potentially significant penalties, including current taxation at vesting and a 20 percent penalty tax.

LEGAL MATTERS

Jones Day has passed upon the validity of the common shares on behalf of TimkenSteel.

EXPERTS

The consolidated financial statements and schedule of TimkenSteel Corporation appearing in TimkenSteel’s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of TimkenSteel Corporation’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the registrant in connection with the issuance of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Item	Amount
Securities and Exchange Commission registration fee	$1,510	*
Legal fees and expenses	$50,000
Accounting fees and expenses	$15,000
Printing expenses	$20,000
Miscellaneous expenses	$8,490

Total	$95,000

*	Previously paid in connection with the filing of the original Registration Statement on Form S-1 (Registration No. 333-196287) filed on May 27, 2014.

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our regulations provide that we will indemnify, to the fullest extent permitted by law, any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of us, or is or was serving at our request as a director, trustee or officer of another corporation, domestic or foreign, non-profit or for-profit, partnership, joint venture, trust or other enterprise. We will not be required to indemnify any person with respect to any action, suit or proceeding that was initiated by that person unless the action, suit or proceeding was initiated to enforce any rights to indemnification under our regulations and the person is formally adjudged to be entitled to indemnity. The indemnification obligation provided in our regulations is not exclusive of any other rights to which those seeking indemnification may be entitled under any law, the articles of incorporation or any agreement, vote of shareholders or of disinterested directors or otherwise, both as to action in official capacities and as to action in another capacity while he is our director or officer and shall continue as to a person who has ceased to be a director, trustee or officer and shall inure to the benefit of the heirs, executors and administrators of that person.

Our regulations also permit us to purchase and maintain insurance on behalf of any persons that we are required to indemnify under the regulations against any liability asserted against and incurred by that person, in their status or capacity as a party we must indemnify, whether or not we would have the power to indemnify such person against such liability. We may also, to the fullest extent permitted by law, enter into an indemnification agreement with any persons that we are required to indemnify under the regulations.

We will enter into contracts with some of our directors and officers and indemnify them against many of the types of claims that may be made against them. We also will maintain insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which may be in addition to those described in the regulations.

Section 1701.13 of the Ohio Revised Code, or Section 1701.13, generally permits indemnification of any director, officer or employee with respect to any proceeding against any such person provided that: (a) such person acted in good faith, (b) such person reasonably believed that the conduct was in or not opposed to the best interests of the corporation, and (c) in the case of criminal proceedings, such person had no reasonable cause to believe that the conduct was unlawful. Indemnification may be made against expenses (including attorneys’ fees), judgments, fines and settlements actually and reasonably incurred by such person in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may be made only against actual and reasonable expenses (including attorneys’ fees) and may not be made with respect to any proceeding in which the director, officer or employee has been adjudged to be liable to the corporation, except to the extent that the court in which the proceeding was brought shall determine, upon application, that such person is, in view of all the circumstances, entitled to indemnity for such expenses as the court shall deem proper. To the extent that a director, officer or employee is successful on the merits or otherwise in defense of the proceeding, indemnification is required. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the director, officer or employee did not meet the standard of conduct required for indemnification to be permitted.

Section 1701.13 further provides that indemnification thereunder may not be made by the corporation unless authorized after a determination has been made that such indemnification is proper, with that determination to be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors not parties to the proceedings; (b) if such a quorum is not obtainable, or, even if obtainable, but a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; (c) by the shareholders; or (d) by the court in which the proceeding was brought. However, a director (but not an officer, employee or agent) is entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that such director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Finally, Section 1701.13 provides that indemnification or advancement of expense provided by that Section is not exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or regulations or any agreement, vote of shareholders or disinterested directors or otherwise.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES.

On October 28, 2013, we issued ten TimkenSteel Corporation common shares to Timken for an aggregate consideration of $10.00 paid to us by Timken. That issuance was not registered under the Securities Act in reliance on the exemption provided by Section 4(a)(2) of the Securities Act because such issuance did not involve a public offering.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index.

(b)	Financial Statement Schedules

Financial statement Schedule II is included on page 73 of our Annual Report on Form 10-K for the year ended December 31, 2015 and is incorporated herein by reference. All other schedules for which provision is made in the applicable accounting regulations of the SEC are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

ITEM 17.   UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canton, State of Ohio, on March 23, 2016.

TimkenSteel Corporation

By:	/s/ Christopher J. Holding
Name:	Christopher J. Holding

Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 23, 2016.

Signature	Title

*	Chairman, Chief Executive Officer and President (Principal Executive Officer) and Director
Ward J. Timken, Jr.

/s/ Christopher J. Holding	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Christopher J. Holding

*	Vice President - Corporate Controller and Investor Relations (Principal Accounting Officer)
Tina M. Beskid

*
Joseph A. Carrabba	Director

*
Phillip R. Cox	Director

*
Diane C. Creel	Director

*
Terry L. Dunlap	Director

*
Randall H. Edwards	Director

*
Donald T. Misheff	Director

*
John P. Reilly	Director

*
Ronald Rice	Director

*
Randall J. Wotring	Director

*	The undersigned, by signing his name hereto, does hereby sign this registration statement on behalf of each of the officers and directors of the registrant identified above pursuant to a Power of Attorney executed by the officers and directors identified above, which Power of Attorney is filed with this registration statement.

Dated: March 23, 2016	By:	/s/ Frank A. DiPiero
	Name:	Frank A. DiPiero
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1†*	Separation and Distribution Agreement, dated as of June 30, 2014, by and between TimkenSteel Corporation and The Timken Company.

3.1	Amended and Restated Articles of Incorporation of TimkenSteel Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 13, 2014, File No. 001-36313).

3.2	Code of Regulations of TimkenSteel Corporation (incorporated by reference to Exhibit 3.2 of Amendment No. 3 to the Company’s Registration Statement on Form 10 filed on May 15, 2014, File No. 001-36313).

4.1	Specimen Certificate for TimkenSteel Corporation’s common shares, without par value (incorporated by reference to Exhibit 4.1 of Amendment No. 3 to the Company’s Registration Statement on Form 10 filed on May 15, 2014, File No. 001-36313).

5.1**	Opinion of Jones Day.

10.1†	Tax Sharing Agreement, dated as of June 30, 2014, by and between TimkenSteel Corporation and The Timken Company.

10.2†	Employee Matters Agreement, dated as of June 30, 2014, by and between TimkenSteel Corporation and The Timken Company.

10.3†	Transition Services Agreement, dated as of June 30, 2014, by and between TimkenSteel Corporation and The Timken Company.

10.4†	Trademark License Agreement, dated as of June 30, 2014, by and between TimkenSteel Corporation and The Timken Company.

10.5†	Noncompetition Agreement, dated as of June 30, 2014, by and between TimkenSteel Corporation and The Timken Company.

10.6††	TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan.

10.7††	TimkenSteel Corporation Senior Executive Management Performance Plan.

10.8††	TimkenSteel Corporation Annual Performance Award Plan.

10.9††	Form of Director Indemnification Agreement.

10.10††	Form of Officer Indemnification Agreement.

10.11††	Form of Director and Officer Indemnification Agreement.

10.12	Supplemental Pension Plan of TimkenSteel Corporation (Effective June 30, 2014) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 13, 2014, File No. 001-36313).

10.13	Form Amended and Restated Employee Excess Benefits Agreement with TimkenSteel Corporation (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 13, 2014, File No. 001-36313).

10.14	Form of Severance Agreement with TimkenSteel Corporation (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 13, 2014, File No. 001-36313).

10.15	Amended and Restated TimkenSteel Corporation 2014 Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on May 11, 2015, File No. 001-36313).

10.16	Amended and Restated TimkenSteel Corporation Director Deferred Compensation Plan (incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q filed on May 11, 2015, File No. 001-36313).

10.17	Amendment and Restatement Agreement dated as of December 21, 2015, by and among TimkenSteel Corporation, the other loan parties and lenders thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit Number 10.1 to the Company’s Current Report on Form 8-K filed on January 8, 2016, File No. 001-36313).

10.18	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on May 11, 2015, File No. 001-36313).

10.19	Form of Time-Based Restricted Stock Unit Agreement (Cliff Vesting) (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on May 11, 2015, File No. 001-36313).

10.20	Form of Time-Based Restricted Stock Unit Agreement (Ratable Vesting) (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on May 11, 2015, File No. 001-36313).

10.21	Form of Performance-Based Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K filed on February 29, 2016, File No. 001-36313).

10.22	Form of Deferred Shares Agreement (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed on May 11, 2015, File No. 001-36313).

10.23	Amendment No. 1 to Amended and Restated Credit Agreement, dated as of February 26, 2016, among TimkenSteel Corporation, the other loan parties and lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K filed on February 29, 2016, File No. 001-36313).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2**	Consent of Jones Day (included in Exhibit 5.1).

24.1**	Powers of Attorney.

24.2	Powers of Attorney.

*	Certain exhibits and schedules have been omitted and TimkenSteel agrees to furnish supplementally to the SEC a copy of any omitted exhibits and schedules upon request.
**	Previously filed.
†	Incorporated by reference to the exhibit filed under the corresponding Exhibit Number of the Company’s Current Report on Form 8-K filed on July 3, 2014, File No. 001-36313.

††	Incorporated by reference to the exhibit filed under the corresponding Exhibit Number of Amendment No. 3 to the Company’s Registration Statement on Form 10 filed on May 15, 2014, File No. 001-36313.